Exhibit 10.1

adtran, INC.

2020 EMPLOYEE STOCK INCENTIVE PLAN

effective May 13, 2020

ADTRAN, INC.
2020 employee STOCK INCENTIVE PLAN

ARTICLE I
PLAN INFORMATION

1.1Background.  ADTRAN, Inc. (the “Company”) hereby adopts this new equity incentive plan for the benefit of its employees to replace certain Prior Plans; provided, however, that notwithstanding that replacement, the Prior Plans shall remain in effect with respect to outstanding awards as long as the awards thereunder are outstanding.  This new plan shall be known as the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “Plan”).

1.2General Purpose.  The purpose of the Plan is to further the growth and development of the Company by offering employees and key service providers and advisors of the Company and its Subsidiaries the opportunity to own a proprietary interest in the Company.  The Company intends that the Plan will provide such individuals with an added incentive to continue in the employ and/or service, promote the growth, efficiency and profitability, and help to attract outstanding individuals to the service, of the Company and its Subsidiaries.

1.3Types of Awards Available Under the Plan.  The Plan permits Awards of Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, and Restricted Stock Units (“RSUs”).  The types of Stock Options permitted under the Plan are incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”).

1.4Intended Tax Effects of Awards.  The Company intends that ISOs granted under the Plan qualify as incentive stock options under Code Section 422.  Restricted Stock Awards are subject to taxation under Code Section 83.  Nonqualified Stock Options and Stock Appreciation Rights are subject to taxation when the Nonqualified Stock Option or Stock Appreciation Right is exercised.  Restricted Stock Units are subject to taxation when the underlying shares of Common Stock are issued to the Participant.

1.5Effective Date of the Plan.  The Plan shall be effective on the date of its approval by the shareholders of the Company at the 2020 annual meeting of shareholders (the “Effective Date”) in accordance with applicable law (including, without limitation, approvals required under Rule 16b-3 and Code Section 422) and any registration or stock exchange rule.  Notwithstanding the above, any Stock Option that is designated as an Incentive Stock Option shall automatically be treated as a Nonqualified Stock Option if the Plan is not approved by the shareholders of the Company within twelve (12) months after the Effective Date of the Plan and no Restricted Stock Award shall be granted prior to approval by the Company’s shareholders.

1.6Term.  Unless earlier terminated by the Board pursuant to the provisions of Article IX hereof, the Plan shall remain in effect until the tenth (10th) anniversary of the Effective Date; provided, however, that notwithstanding its termination, the Plan shall remain in effect with respect to outstanding Awards as long as any Awards are outstanding.

1.7Operation, Administration and Definitions.  The operation and administration of the Plan are subject to the provisions of this Plan document.  Capitalized terms used in the Plan are defined in Article II below or may be defined within the Plan.

1.8Legal Compliance.  The Plan is intended to comply with (a) the requirements for ISOs under Code Section 422, (b) Code Section 409A, to the extent any Awards are treated as nonqualified deferred compensation under Code Section 409A, and (c) the exemption of Awards under the provisions of Rule 16b-3.

ARTICLE II
PLAN DEFINITIONS

The following words and phrases as used in this Plan shall have the meanings set forth in this Article unless a different meaning is clearly required by the context:

2.1“Affiliate” means an entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company, within the meaning of Rule 12b-2 of the Exchange Act.

2.2“Award” means any award or benefit granted to Participant under the Plan, including, without limitation, the grant of Stock Options, Stock Appreciation Rights, Restricted Stock and/or Restricted Stock Units.

2.3“Award Agreement” means the written (or electronic) agreement issued by the Company to the Participant that sets forth the terms and provisions of the Award granted under the Plan.

2.4“Base Value” means the per share base price of a Stock Appreciation Right.

2.5“Beneficiary” means, with respect to a Participant, the person(s) to whom the Participant’s Award shall be transferred upon the Participant’s death, determined as set forth in Section 10.1.

2.6“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7“Cause” means, as defined in such Participant’s employment, severance or similar agreement (if any) with the Company or an Affiliate if such an agreement exists as of the Participant’s Separation from Service and contains a definition of cause (or a like term) or, if no such agreement exists or such agreement does not contain a definition of cause (or a like term), then Cause means:

(a)

willful and continued failure to substantially perform his duties with the Company or any Affiliate within ten (10) business days after a written demand for substantial performance is delivered to the Participant which identifies the manner in which the Company or such Affiliate believes that the Participant has not substantially performed his duties;

(b)	unlawful or willful misconduct which is economically injurious to the Company or to any Affiliate;
(c)	commission of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation);
(d)	habitual drug or alcohol abuse that impairs the Participant’s ability to perform the essential duties of his position;
(e)	an act of embezzlement or fraud;
(f)	competition with the business of the Company or an Affiliate, either directly or indirectly; or
(g)

a breach of any provision of any employment, confidentiality, intellectual property or non-competition agreement with the Company or an Affiliate, and to the extent curable, such breach is not cured by the Participant within ten (10) business days after a written notice is delivered to the Participant.

2.8“Change of Control” means the occurrence of any of the following events on or after the Effective Date of this Plan:

(a)

Change in Ownership.  A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of subsection (b) below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, will be treated as an acquisition of stock for purposes of this Section.  This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b)

Change in Effective Control.  A change in the effective control of the Company occurs on the date that either: (1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or (2) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  A change in effective control may occur in any transaction in which either of the two corporations involved in the transaction has a Change of Control; or
(c)

Change in Ownership of a Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to Code Section 409A, the Company will not be deemed to have undergone a Change of Control unless the Company is deemed to have undergone a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets,” within the meaning of Code Section 409A.

2.9“Code” means the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code includes any regulations and formal guidance issued thereunder and any reference to any successor provision of the Code.

2.10“Committee” means the committee appointed by the Board pursuant to Section 3.2 hereof to administer and interpret the Plan in accordance with Article III.  The Committee shall (a) consist of two or more individuals each of whom shall be, to the extent required by Rule 16b-3, a “non-employee director” as defined in Rule 16b-3, and (b) satisfy the applicable requirements of any stock exchange or national market system on which the Common Stock may then be listed.

2.11“Common Stock” means the common stock of the Company, par value $0.01 per share.

2.12“Company” means ADTRAN, Inc., a Delaware corporation, and any successor thereto.

2.13 “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  A Participant shall be considered disabled only if he furnishes such proof of Disability as the Committee may reasonably require from time to time.

2.14“Effective Date” means the effective date of this Plan, subject to shareholder approval as provided in Section 1.5.

2.15“Employee” means any common law employee of the Company or a Subsidiary who is actively employed at the time the Award is made.

2.16“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17“Exercise Price” means the purchase price of the shares of Common Stock underlying a Stock Option.

2.18“Fair Market Value” of a share of Common Stock as of a date of determination means the following:

(a)

Stock Listed and Shares Traded.  If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the Exchange Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share shall be the closing price of a share of the Common Stock on said national securities exchange or NASDAQ National Market System on the business day immediately preceding the date of determination.  If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the closing price of a share on the business day immediately preceding the date of determination.

(b)

Stock Listed But No Shares Traded.  If the Common Stock is listed on a national securities exchange or on the NASDAQ National Market System but no shares of the Common Stock are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the closing price of a share of the Common Stock on the most recent date before the date of determination.  If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of a share of the Common Stock on the most recent date before the date of determination on which trading occurred.

(c)

Stock Not Listed.  If the Common Stock is not listed on a national securities exchange or on the NASDAQ National Market System and is not regularly traded in the over-the-counter market, then the Committee shall determine the Fair Market Value of the Common Stock in a manner consistent with the requirements of Code Section 409A, and in the case of an ISO, in compliance with Code Section 422.

In any event, the determination of Fair Market Value should be consistent with the requirements of Code Section 409A and in the case of an ISO, in compliance with Code Section 422.  The Committee’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Plan.

2.19“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%)

of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent (50%)  of the voting interests.

2.20“Incentive Stock Option” or “ISO” means an option to purchase shares of Common Stock that is granted under Article VI hereof, designated as an incentive stock option, and intended to meet the requirements of Code Section 422.

2.21“Nonqualified Stock Option” or “NQSO” means an option to purchase shares of Common Stock that is granted under Article VI hereof and not an incentive stock option within the meaning of Code Section 422.

2.22“Officer” means “officer” as defined in Rule 16a-1(f) under Section 16(a) of the Exchange Act.

2.23“Participant” means an individual who has been selected to receive an Award, or with respect to whom an Award is outstanding, under the Plan.

2.24“Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee, in its discretion.  Performance Measures may include any one or more of the following: (a) earnings before all or any taxes (“EBT”); (b) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (c) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (d) earnings before all or any of interest expense and taxes (“EBIT”); (e) net earnings; (f) net income; (g) operating income or margin; (h) earnings per share; (i) growth; (j) return on shareholders’ equity; (k) capital expenditures; (l) expenses and expense ratio management; (m) return on investment; (n) improvements in capital structure; (o) profitability of an identifiable business unit or product; (p) profit margins; (q) stock price; (r) market share; (s) revenues; (t) costs; (u) cash flow; (v) working capital; (w) return on assets; (x) economic value added; (y) industry indices; (z) peer group performance; (aa) regulatory ratings; (bb) asset quality; (cc) gross or net profit; (dd) net sales; (ee) total shareholder return; (ff) sales (net or gross) measured by product line, territory, customers or other category; (gg) earnings from continuing operations; (hh) net worth; (ii) levels of expense, cost or liability by category, operating unit or any other delineation; (jj) non-GAAP operating income; (kk) adjusted EBIT, and (ll) any other criteria or measurement approved by the Committee. Performance Measures may relate to the Company and/or one or more of its Affiliates, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

2.25“Plan” means this ADTRAN, Inc. 2020 Employee Stock Incentive Plan.

2.26“Prior Plans” means the:

(a)	ADTRAN, Inc. 1986 Employee Incentive Stock Option Plan (expired on February 14, 1996);

(b)	ADTRAN, Inc. 1996 Employees Incentive Stock Option Plan (expired on February 14, 2006);
(c)	ADTRAN, Inc. 2006 Employee Stock Incentive Plan (expired on January 23, 2016); and
(d)	ADTRAN, Inc. 2015 Employee Stock Incentive Plan (terminated upon the Effective Date of this Plan).

2.27“Restricted Stock” means an Award of Common Stock that is subject to such conditions, restrictions and contingencies as the Committee determines, including the satisfaction of specified Performance Measures.

2.28“Restricted Stock Unit” or “RSU” means an Award of a unit representing one share of Common Stock that, upon satisfaction of certain conditions, restrictions and contingencies as the Committee determines, including the satisfaction of specified Performance Measures shall result in the issuance of one share of Common Stock.

2.29“Retirement” means the date of a Participant’s Separation from Service with the Company and all of its Affiliates at any time after (a) attaining age sixty-five (65) or (b) completing twenty-five (25) years of service for the Company, any Affiliate and any predecessor of the Company or Affiliate.

2.30“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as then in effect or any successor provision.

2.31“Securities Act” means the Securities Act of 1933, as amended.

2.32“Separation from Service” means a termination of employment or service by a Participant with the Company and its Affiliates; provided, that if any Award that is treated as nonqualified deferred compensation (within the meaning of Code Section 409A), or any dividend or dividend credit thereon, is to be paid or distributed upon a Separation from Service, then a Separation from Service shall not occur unless it qualifies as a “separation from service” within the meaning of Code Section 409A.  Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position, duties or status (e.g., from employee to consultant, consultant to director, employee to director) shall not result in interrupted or terminated employment or service, so long as such Participant continues to provide services to the Company or an Affiliate and a “separation from service” under Code Section 409A is not deemed to have occurred.  The determination of whether an authorized leave of absence or absence for military or government service or for any other reason shall constitute a Separation from Service for purposes of any Award granted under the Plan shall be determined by the Committee and, if applicable, in accordance with Code Section 409A, which determination shall be final and conclusive.

2.33“Stock Appreciation Right” or “SAR” means an Award representing a Participant’s right to receive payment in the form of cash or Common Stock in an amount equal to the excess of the Fair Market Value of the exercised shares of Common Stock subject to such SAR (or portion thereof) over their Base Value.

2.34“Stock Option” means an ISO or NQSO, as applicable, granted to an Employee or service provider under the Plan.

2.35“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.36“Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent (as defined in Code Section 424(e)), or any of its Subsidiaries.  In determining stock ownership, the attribution rules of Code Section 424(d) shall apply.

ARTICLE III
PLAN ADMINISTRATION

3.1General Administration.  The Plan shall be administered and interpreted by the Committee (as designated pursuant to Section 3.2).  Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Award Agreements by which Awards shall be evidenced (which shall not be inconsistent with the terms of the Plan), and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive on all persons.

3.2Appointment of Committee. The Board shall appoint the Committee from among its non-employee members to serve at the pleasure of the Board.  The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon.

3.3Organization.  The Committee may select one of its members as its chairman and shall hold its meetings at such times and at such places as it shall deem advisable.  A majority of the Committee shall constitute a quorum, and such majority shall determine its actions.  The Committee shall keep minutes of its proceedings and shall report the same to the Board at least annually.

3.4Individuals Eligible for Awards.  The individuals eligible to receive Awards shall be (a) active Employees of the Company or its Subsidiaries, including Employees who are also members of the Board and (b) key service providers and advisors of the Company.  Only Employees of the Company or any Subsidiary shall be eligible to receive ISOs.

3.5Powers of Committee.  The Committee may make one or more Awards under the Plan.  The Committee shall decide which eligible Employees and service providers shall receive an Award and when to grant an Award, the type of Award that it shall grant and the number of shares of Common Stock covered by the Award, subject to the terms of the Plan.  The Committee shall also decide the terms, conditions, performance criteria, restrictions and other provisions of the Award.  The Committee shall act by a majority of its then members, at a meeting of the Committee or by unanimous written consent.  The Committee shall keep adequate records concerning the Plan and the Committee’s proceedings and acts in such form and detail as the Committee may decide.

3.6Delegation by Committee.  Unless prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or some of its responsibilities and powers to any one or more of its members.  The Committee also may delegate some or all of it administrative duties and powers to any employee or Officer of the Company or its Affiliates.  The Committee hereby delegates to the Company’s Chief Executive Officer (a) the authority to grant Awards under the Plan to service providers and Employees who are not officers of the Company or any Affiliate, provided that any such Award shall be governed by the form of Award Agreement most recently approved by the Committee for use in making Awards under the Plan and the Chief Executive Officer shall report any such grants to the Committee at its next meeting; and (b) in the event a Participant Separates from Service, the power to accelerate the exercisability or vesting of any outstanding Award held by the Participant, or to permit any such Award to continue to vest in accordance with its original vesting schedule.  The Committee hereby delegates to the Company’s Corporate Secretary the authority to document any and all Awards made by the Committee and/or the Chief Executive Officer under the Plan by execution of the appropriate Award Agreements.  The Committee may revoke any such allocation or delegation at any time.

3.7Information to be Furnished to Committee.  In order for the Committee to discharge its duties, it may require the Company, its Affiliates, Participants and other persons entitled to benefits under the Plan to provide it with certain data and information.

3.8Deferral Arrangement.  The Committee may permit or require the deferral of payment of any Award, subject to such rules and procedures as it may establish and in accordance with Code Section 409A.  Unless otherwise provided in an Award Agreement, any such deferral will not include provisions for the payment or crediting of interest or dividend equivalents.

3.9Indemnification.  In addition to such other rights of indemnification that apply to them as members of the Board or a committee thereof, the Company shall indemnify the members of the Committee (and any designees of the Committee, as permitted under Section 3.6), to the extent permitted by applicable law, against reasonable expenses (including, without limitation, attorney’s fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Articles of Incorporation or the Bylaws of the Company relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members (or their designees) did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

ARTICLE IV
STOCK SUBJECT TO THE PLAN

4.1Common Stock Subject to Awards.  Common Stock subject to Awards and other provisions of the Plan shall consist of the following: (a) authorized but unissued shares of Common Stock; (b) authorized and issued shares of Common Stock held by the Company in its treasury which have been reacquired by the Company; and (c) shares of Common Stock purchased by the Company in the open market.

4.2Authorized Shares.  Subject to adjustment in accordance with the provisions of Section 4.3, the maximum number of shares of Common Stock that may be issued under the Plan for Awards shall equal two million seven hundred seventy two thousand (2,772,000) shares of Common Stock (subject to increase in connection with awards previously granted under the Prior Plans as provided in Section 4.2(b)), all of which may be issued as ISOs under the Plan, and adjusted as follows:

(a)

Each Award of Stock Options, Restricted Stock or Restricted Stock Units granted under this Plan will reduce the number of authorized shares available under the Plan by one (1) share of Common Stock for each share underlying such Award.

(b)

Shares of Common Stock underlying an Award under this Plan or Prior Plans that is cancelled, terminated, expires without exercise, is forfeited, or lapses, for any reason shall again be available for issuance pursuant to Awards under this Plan (in the case of Restricted Stock or RSUs granted under the 2015 Employee Stock Incentive Plan, at the 2.5 share multiple provided by such Prior Plan).

(c)

Notwithstanding anything to the contrary herein, the following shares shall not again become available for issuance under the Plan: (1) shares of Common Stock withheld by, or otherwise remitted to, the Company as full or partial payment of the Exercise Price to the Company upon exercise of Stock Options granted under the Plan; (2) shares of Common Stock reserved for issuance under the Plan upon the grant of SARs to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and (3) shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or RSUs or upon the exercise of Stock Options or SARs or upon any other payment or issuance under the Plan.

The Committee shall establish appropriate methods for determining the number of shares available for issuance under the Plan and the number of shares that have been actually issued under the Plan at any time.  In no event shall fractional shares of Common Stock be issued under the Plan.

4.3Effects of Changes in Capitalization.

(a)

Changes to Common Stock.  If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date (“Equity Restructuring”), the number and kinds of shares for which Awards may be granted under the Plan, the Exercise Price and/or the Base Value shall be adjusted proportionately and accordingly by the Committee; provided, that any such adjustment shall comply with Code Sections 409A and 424, if applicable.  In addition, the number and kind of shares of Common Stock for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event.  The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration.

(b)

Change of Control and Other Corporate Transactions.  In the event of a merger, consolidation, reorganization, extraordinary dividend, tender offer for Common Stock, Change of Control or other change in capital structure of the Company that is not an Equity Restructuring under subsection (a) above, the Committee may (but is not required to) make such adjustments with respect to Common Stock that may be issued pursuant to Awards and the number and/or Exercise Price or Base Value of outstanding Awards and take such other action as it deems necessary or appropriate, including, without limitation, and subject to the requirements of Code Sections 409A and 424, if applicable:

(1)

making appropriate provision for the continuation of an Award by substituting on an equitable basis for the shares of Common Stock then subject to such Award either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change of Control or securities of any successor or acquiring entity;

(2)

upon reasonable prior written notice to the Participant, providing that: (i) the Stock Options and/or SARs held by such Participant, to the extent then exercisable, must be exercised within a specified number of days after the date of such notice, at the end of which period the Stock Options and/or SARs shall terminate without payment, and/or (ii) a grant of Restricted Stock and/or RSUs Stock must be accepted (to the extent then subject to acceptance) within a specified number of days after the date of such notice, at the end of which period the offer of the Restricted Stock and/or RSUs shall terminate;

(3)

terminating an Award, whether vested or unvested, in exchange for a payment equal to (i) for Restricted Stock and RSUs, the Fair Market Value of the shares of Common Stock subject to the Award or (ii) for Stock Options and SARs, the excess of the Fair Market Value of the shares of Common Stock subject to the Award over the Exercise Price or Base Value, as applicable;

(4)	providing that an Award shall become (as applicable) fully vested and exercisable, and any vesting period or restrictions shall lapse, immediately prior to the Change of Control; and/or

(5)

with respect to an Award subject to Performance Measures, providing that any incomplete performance periods shall end on the date of such Change of Control (or other corporate transaction described in this subsection (b)), and the Committee shall cause the Award to be settled based upon the higher of: (i) the Participant’s actual attainment of performance goals for the performance period through the date of the Change of Control (or other corporate transaction described in this subsection (b)) or (ii) the performance target award.

Notwithstanding anything to the contrary, an Award having an Exercise Price or Base Value equal to or greater than the Fair Market Value of the consideration to be paid per share of Common Stock in the Change of Control may be canceled without payment of consideration to the applicable Participant.

(c)

Limits on Adjustments.  Any issuance by the Company of stock of any class other than the Common Stock, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Common Stock subject to any Award, except as specifically provided otherwise in this Plan.  The grant of Awards under the Plan shall not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share with no cash payment due therefor.  If the Company issues any rights to subscribe for additional shares pro rata to holders of outstanding shares of the class or classes of stock then set aside for the Plan, then each Participant shall be entitled to the same rights on the same basis as holders of outstanding shares with respect to such portion of the Participant’s Award as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights.  All adjustments the Committee makes under this Plan shall be final and conclusive.

ARTICLE V
RULES APPLICABLE TO AWARDS

5.1Maximum Annual Limits on Awards.  Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock underlying Awards granted to a Participant in any calendar year shall not exceed 250,000 shares of Common Stock.

5.2Transferability.

(a)

Except as provided in subsection (b) below: (1) no Award shall be assignable or transferable by the Participant except by transfer to a Beneficiary upon the death of the Participant, and any purported transfer (other than as excepted above) shall be null and void.  After the death of a Participant and upon the death of the Participant’s Beneficiary, an Award shall be transferable only by  will or the laws of descent and distribution; (2) Awards shall be exercisable during the Participant’s lifetime only by the Participant (or a legal representative if the Participant becomes incapacitated); and (3) nothing contained in this Section 5.2 shall preclude a Participant from transferring shares of Restricted Stock that have vested, or shares of Common Stock that are issued in settlement of a Stock Option, SAR or RSUs, subject to the remaining provisions of this Plan and applicable law.

(b)

A Participant may transfer not for value any Award other than an ISO to any Family Member of the Participant using such form and subject to such additional administrative procedures as approved by the Committee from time to time; provided, however, that any such Award shall remain subject to all vesting, forfeiture, and other restrictions provided herein and in the Award Agreement to the same extent as if it had not been transferred.  For purposes of this subsection (b), a “not for value” transfer is a transfer which is (1) a gift, (2) a transfer under a domestic relations order in settlement of marital property rights; or (3) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.  Subsequent transfers of transferred Awards are prohibited except to Family Members of the Participant in accordance with this subsection (b) or by will or the laws of descent and distribution.

5.3Accelerated Exercisability and Vesting.  The Committee (or the Company’s Chief Executive Officer, in the case of Awards granted to employees and service providers who are not Officers) shall always have the discretionary power to accelerate the exercisability or vesting of, any Award granted under the Plan, or to permit the continued vesting of any such Award according to its original vesting schedule, notwithstanding the Participant’s Separation from Service for any reason.  Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, in the event of one of the following events, any outstanding Awards shall immediately become fully exercisable or vested: (1) the Participant’s death; (2) the Participant’s Separation from Service due to Disability; or (3) a Change of Control of the Company; provided, however, if an outstanding Award of Restricted Stock or RSUs remains subject to any performance-based vesting schedule, then upon one of the above events, a proportion of the shares subject to such Award shall become vested and nonforfeitable, equal to the proportion of the time completed through the date of the applicable event to the performance measurement period for the Award, with target performance level deemed to be achieved as of the date of the applicable event, and in the event the Restricted Stock or RSU Award was originally scheduled without a designated target performance level (e.g., a single performance level or minimum and maximum performance levels), then the performance level that, if met, would have resulted in the least number of shares becoming vested shall be treated as the target level.

5.4Separation From Service.  Unless the Committee decides otherwise, all Awards (or portions thereof) that remain unexercisable or unvested upon the Participant’s Separation from Service for any reason other than the events listed in Section 5.3 shall be forfeited by the Participant immediately upon the date of such Separation from Service.

5.5Waiver of Restrictions.  The Committee (or the Company’s CEO, as provided in Section 5.3 above) may elect, in its sole discretion, to waive any or all restrictions with respect to any Award under the Plan.

5.6No Repricing of Awards. Except as provided in Section 4.3, the Committee shall not amend any Stock Option or SAR to reduce its Exercise Price or Base Value, and shall not issue to any Participant a new Award in exchange for the surrender and cancellation of any other Award, if such new Award has an Exercise Price or Base Value (as applicable) lower than that of the Award for which it is exchanged, or take any other action that would have the effect of reducing the Exercise Price or Base Value of a Stock Option or SAR.

ARTICLE VI
STOCK OPTIONS

6.1Grant of Stock Options. The Committee may grant Stock Options for shares of Common Stock in such amounts as it may determine and subject to the provisions of the Plan.  A Stock Option shall constitute an ISO only if the Participant is an Employee and the Stock Option is specifically designated as an Incentive Stock Option in the applicable Award Agreement.

6.2Award Agreement.  An Award of a Stock Option shall be evidenced by an Award Agreement that specifies the following terms and any additional terms and conditions determined by the Committee and not inconsistent with the Plan: (a) the name of the Participant; (b) the total number of shares of Common Stock to which the Stock Option pertains; (c) the Exercise Price of the Stock Option; (d) the date as of which the Committee granted the Stock Option; (e) the type of Stock Option granted; (f) the requirements for the Stock Option to become exercisable, such as continuous service, time-based schedule, period and goals for Performance Measures to be satisfied, additional consideration, etc.; (g) the expiration date of the Stock Option; and (h) the Beneficiary of the Participant.

6.3Exercise Price.  The per share Exercise Price of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant (or, in the case of an ISO granted to a Ten Percent Shareholder, 110% of the Fair Market Value of a share of Common Stock as of the date of grant).

6.4	Exercisability.
(a)	General Schedule. Subject to paragraph (b) below, each Stock Option shall become exercisable according to the following schedule, measured from the date of grant:

Anniversary of the date of grant:	Vested percentage:
One-year anniversary	25%
Two-year anniversary	25%
Three-year anniversary	25%
Four-year anniversary	25%

Once a portion of a Stock Option is exercisable, that portion continues to be exercisable until the Stock Option expires (as described in Section 6.5).  Fractional shares shall be disregarded for exercise.

(b)

Other Vesting Requirements.  The Committee may specify another vesting schedule in the Award Agreement, whether time-based or performance-based and with any other conditions, restrictions and contingencies as it determines, in its sole discretion, provided that such schedule may not result in vesting of any portion of the Stock Option before the one (1) year anniversary of its date of grant, except in the event of the Participant’s death or Disability or pursuant to Committee action taken in connection with a Change of Control as described in Section 4.3(b).  The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes.  Notwithstanding the foregoing, the Committee (or the CEO pursuant to the delegation described in Section 3.6) may in its discretion in connection with a Participant’s Separation from Service, accelerate the vesting of any Stock Option held by the Participant or permit the continued vesting of such Award on the vesting schedule set forth in the Participant’s Award Agreement.  Other than as provided in the preceding sentences, if a Participant Separates from Service, his or her rights to all non-vested Stock Options shall cease immediately.

6.5	Expiration Date.
(a)	Expiration Date. The expiration date of any Stock Option shall be the earliest to occur of the following:
(1)	Maximum Term. The date ten (10) years from the date of grant of the Stock Option (or for an ISO granted to a Ten Percent Shareholder, five (5) years from the date of grant);

(2)	Termination for Cause. The date of the Participant’s Separation from Service for Cause with the Company and all Affiliates;
(3)

Separation from Service due to Death, Disability or Retirement.  The one-year anniversary of the Participant’s Separation from Service with the Company and all Affiliates due to death, Disability or Retirement, or such shorter period as determined by the Committee and set forth in the Award Agreement; and

(4)

Separation from Service.  The date that is three (3) months following the date of the Participant’s Separation from Service with the Company and all Affiliates for any reason other than those specified elsewhere in this Section 6.5(a), or such shorter period as determined by the Committee and set forth in the Award Agreement.

Notwithstanding the foregoing, the Committee may, in its discretion, in connection with a Participant’s Separation from Service, permit an Award to remain exercisable for the full exercise period set forth in the Award Agreement or the maximum term as described in Section 6.5(a)(1) above so long as such extension does not violate Code Section 409A or other applicable laws.

(b)

Expiration Date Following Change of Control.  Notwithstanding the provisions of Section 6.5(a) above and unless the Committee specifies otherwise in the Award Agreement, at any time following a Change of Control of the Company, in the event a Participant incurs a Separation from Service with the Company and its Affiliates for any reason other than: (1) due to death or Disability, (2) for Cause or (3) due to a voluntary resignation, the term of all Stock Options held by such Participant shall be extended to their maximum term as described in Section 6.5(a)(1) above.

6.6Minimum Exercise Amount.  Unless the Committee specifies otherwise in the Award Agreement, a Participant may exercise a Stock Option for less than the full number of shares of Common Stock subject to the Stock Option.  However, each exercise may not be made for less than 100 shares or, if less, the total remaining shares subject to the Stock Option.  The Committee may in its discretion specify other Stock Option terms, including restrictions on frequency of exercise and periods during which Stock Options may not be exercised.

6.7Payment of Exercise Price.  The Participant must pay the full Exercise Price for shares of Common Stock purchased upon the exercise of any Stock Option, and all applicable withholding taxes, at the time of such exercise by one of the following forms of payment:

(a)	cash or cash equivalents acceptable to the Company;
(b)

delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver all or part of the sales proceeds to the Company in payment of the Exercise Price;

(c)

delivery of shares of Common Stock already owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) having a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and taxes due;

(d)	with the Committee’s approval, having the Company withhold shares of Common Stock that otherwise would be acquired on exercise having a Fair Market Value equal to the aggregate Exercise Price; or
(e)	any combination of the above forms or any other form of payment permitted by the Committee.

6.8Rights as a Shareholder.  A Participant shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by a Stock Option (including rights to dividends and voting) only when the Participant has paid the Exercise Price and applicable withholding taxes in full and the shares actually have been issued to the Participant.  No dividend equivalents shall be payable with respect to unexercised Stock Options or unissued shares.

6.9Limitations on ISOs.

(a)

An Award shall qualify as an ISO only to the extent that the aggregate Fair Market Value (determined at the time the Stock Option is granted) of the shares of Common Stock with respect to which all ISOs held by such Participant become exercisable for the first time during any calendar year (under the Plan, the Prior Plans, and all other plans of the Company, its parent (as defined in Code Section 424(e)) or a Subsidiary) does not exceed $100,000.  This $100,000 limitation shall be applied by taking ISOs into account in the order in which they were granted.  Any portion of an ISO in excess of such $100,000 limitation will be treated as a NQSO.

(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an ISO that is a disqualifying disposition, such Participant shall notify the Company of such disposition within ten (10) business days thereof.  A disqualifying disposition is any disposition (including any sale) of Common Stock acquired upon exercise of an ISO before the later of (1) two (2) years after the grant date of the ISO or (2) one (1) year after the date the Participant acquired the Common Stock by exercising the ISO.

(c)

If all or part of an ISO is not exercised within (1) three (3) months after the date of the Participant’s Separation from Service for any reason except due to death or Disability, or (2) within one (1) year following the Participant’s Separation from Service due to death or Disability, but remains exercisable, the unexercised portion thereof shall automatically be treated as a NQSO for the remainder of the term of the Stock Option.

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.1Grant of SARs.  The Committee may grant Stock Appreciation Rights to Participants in such amounts as it may determine and subject to the provisions of the Plan.

7.2SAR Award Agreement.  An Award of SARs shall be evidenced by an Award Agreement that specifies the following terms and any additional terms and conditions determined by the Committee and not inconsistent with the Plan: (a) the name of the Participant; (b) the total number of shares of Common Stock to which the SAR pertains; (c) the Base Value of the SAR; (d) the date as of which the Committee granted the SAR; (e) the type of SAR granted; (f) the requirements for the SAR to become exercisable, such as continuous service, time-based schedule, period and goals for Performance Measures to be satisfied, additional consideration, etc.; (g) the expiration date of the SAR; and (h) the Beneficiary of the Participant.

7.3Base Value.  The per share Base Value of each SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant.

7.4Exercisability.

(a)	General Schedule. Subject to paragraph (b) below, each SAR shall become exercisable according to the following schedule, measured from the date of grant:

Anniversary of the date of grant:	Vested percentage:
One-year anniversary	25%
Two-year anniversary	25%
Three-year anniversary	25%
Four-year anniversary	25%

Once a portion of a SAR is exercisable, that portion continues to be exercisable until the SAR expires (as described in Section 7.5).  Fractional shares shall be disregarded for exercise.

(b)

Other Vesting Requirements.  The Committee may specify another vesting schedule in the Award Agreement, whether time-based or performance-based and with any other conditions, restrictions and contingencies as it determines, in its sole discretion, provided that such schedule may not result in vesting of any portion of the SAR before the one (1) year anniversary of its date of grant, except in the event of the Participant’s death or Disability or pursuant to Committee action taken in connection with a Change of Control as described in Section 4.3(b) above.  The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes.  Notwithstanding the foregoing, the Committee (or the CEO pursuant to the delegation described in Section 3.6) may in its discretion in connection with a Participant’s Separation from Service, accelerate the vesting of any SAR held by the Participant or permit the continued vesting of such Award on the vesting schedule set forth in the Participant’s Award Agreement.  Other than as provided in the preceding sentences, if a Participant Separates from Service, his or her rights to all non-vested SARs shall cease immediately.

7.5Expiration Date.

(a)	Expiration Date. The expiration date of any SAR shall be the earliest to occur of the following:
(1)	Maximum Term. The date ten (10) years from the date of grant of the SAR;
(2)	Separation from Service for Cause. The date of the Participant’s Separation from Service for Cause with the Company and all Affiliates;
(3)	Separation from Service due to Death, Disability or Retirement. The one-year anniversary of the Participant’s Separation from Service with the

Company and all Affiliates due to death, Disability or Retirement, or such shorter period as determined by the Committee and set forth in the SAR Agreement; and
(4)

Separation from Service.  The date that is three (3) months following the date of the Participant’s Separation from Service with the Company and all Affiliates for any reason other than those specified elsewhere in this Section 7.5(a), or such shorter period as determined by the Committee and set forth in the SAR Agreement.

Notwithstanding the foregoing, the Committee may, in its discretion, in connection with a Participant’s Separation from Service, permit an Award to remain exercisable for its full original period of exercise or the maximum term as described in Section 7.5(a)(1) above so long as such extension does not violate Code Section 409A or other applicable laws.

(b)

Expiration Date Following Change of Control.  Notwithstanding the provisions of Section 7.5(a) above and unless the Committee specifies otherwise in the Award Agreement, at any time following a Change of Control of the Company, in the event a Participant incurs a Separation from Service with the Company and its Affiliates for any reason other than: (1) due to death or Disability, (2) for Cause, or (3) due to a voluntary resignation, the term of all SARs held by such Participant shall be extended to their maximum term as described in Section 7.5(a)(1) above.

7.6Minimum SAR Exercise Amount.  Unless the Committee specifies otherwise in the SAR Agreement, a Participant may exercise a SAR for less than the full number of shares of Common Stock subject to the SAR.  However, each exercise may not be made for less than 100 shares or, if less, the total remaining shares subject to the SAR.  The Committee may in its discretion specify other SAR terms, including restrictions on a frequency of exercise and periods during which SARs may not be exercised.

7.7Exercise of SARs.  SARs may be exercised upon the terms and conditions determined by the Committee, in its sole discretion.

7.8Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company equal to an amount determined by multiplying: (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Base Value of the applicable SAR; by (b) the number of shares of Common Stock with respect to which the SAR is being exercised.

The payment for SAR exercise may be made in cash, shares of Common Stock or in some combination thereof at the sole discretion of the Committee.  The form of payment shall be specified in the Award Agreement pertaining to the grant of the SAR.

7.9Rights as a Shareholder.  To the extent that a Stock Appreciation Right Award is payable (in whole or in part) in the form of shares of Common Stock, a Participant shall first have rights as a shareholder of the Company with respect to shares of Common Stock covered by the Stock Appreciation Right (including rights to dividends and voting) only when the Participant has exercised the SAR pursuant to the terms and conditions of the Award and the shares actually have been issued to the Participant.  No dividend equivalents shall be payable with respect to unexercised SARs or unissued shares.

ARTICLE VIII
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1Grants of Restricted Stock and Restricted Stock Units.  The Committee may grant shares of Common Stock as Restricted Stock or may grant Restricted Stock Units to Participants in such amounts as it may determine and subject to the provisions of the Plan.

8.2Restricted Stock and Award Agreement.  An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that specifies the following terms: (a) the name of the Participant; (b) the total number of shares of Common Stock to which the Award of Restricted Stock or Restricted Stock Units pertain; (c) the date as of which the Committee awarded the Restricted Stock or the Restricted Stock Unit; (d) the manner in which the Restricted Stock or Restricted Stock Units will become vested, nonforfeitable and transferable and a description of any restrictions applicable to the Restricted Stock or the Restricted Stock Units; (e) for RSUs, when RSUs will be settled after they vest; and (f) the Beneficiary of the Participant.

8.3Vesting.

(a)

General Schedule.  Subject to paragraph (b) below, each Award of Restricted Stock or Restricted Stock Units shall become vested and nonforfeitable according to the following schedule, measured from the date of grant:

Anniversary of the date of grant:	Vested percentage:
One-year anniversary	25%
Two-year anniversary	25%
Three-year anniversary	25%
Four-year anniversary	25%

(b)

Other Vesting Requirements.  The Committee may specify another vesting schedule in the Award Agreement, whether time-based or performance-based and with any other conditions, restrictions and contingencies as it determines, in its sole discretion, provided that such schedule may not result in vesting of any portion of the Award of Restricted Stock or Restricted Stock Units before the one (1) year anniversary of its date of grant, except in the event of the Participant’s death or Disability or pursuant to Committee action taken in connection with a Change of Control as described in Section 4.3(b) above.  The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes.  Notwithstanding the foregoing, the Committee (or the CEO pursuant to the delegation described in Section 3.6) may in its discretion in connection with a Participant’s Separation from Service, accelerate the vesting of any Award of

Restricted Stock or Restricted Stock Units held by the Participant or permit the continued vesting of such Award of Restricted Stock or Restricted Stock Units on the vesting schedule set forth in the Participant’s Award Agreement; provided, however, that any such extension must comply with Code Section 409A and the Delay Period (as defined in Section 10.16) for specified employees.  Other than as provided in the preceding sentences, if a Participant Separates from Service, his or her rights to all Restricted Stock or Restricted Stock Units that have not yet vested shall cease immediately.

8.4Delivery of Restricted Stock.

(a)

Issuance.  The Company shall issue the shares of Restricted Stock within a reasonable period of time after approval of the Restricted Stock Award; provided, that if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action.  As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock shall be held by the Committee in uncertificated form in a restricted account.

(b)

Legend.  Unless the certificate representing shares of the Restricted Stock is deposited with a custodian (as described in this Section), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the ADTRAN, Inc. 2020 Employee Stock Incentive Plan and an Award Agreement dated __________, ____, between ________________ and ADTRAN, Inc.  The Plan and the Award Agreement are on file in the office of the Corporate Secretary of ADTRAN, Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c)

Deposit with Custodian.  As an alternative to delivering a stock certificate to the Participant, the Committee may deposit or transfer such shares electronically to a custodian designated by the Committee.  The Committee shall cause the custodian to issue a receipt for the shares to the Participant for any Restricted Stock so deposited.  The custodian shall hold the shares and deliver the same to the Participant in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

8.5Settlement of RSUs.  Except as otherwise provided in the Award Agreement and in accordance with Code Section 409A, RSUs shall generally be settled in shares of Common

Stock immediately following the date they vest; provided that the Committee may specify in the applicable Award Agreement that settlement shall be in cash or in a combination of Common Stock and cash.

8.6Shareholder Rights for Restricted Stock.  Upon issuance of shares of Restricted Stock, the Participant shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.  With respect to dividends, the Committee may apply any restrictions that it determines, in its sole discretion, to dividends paid on shares of Common Stock which are still subject to vesting, and such dividends shall be paid to the Participant when the underlying shares of Restricted Stock with respect to such dividends vest.

8.7Shareholder Rights for RSUs; Dividend Credits.  Unless otherwise designated by the Committee in the Award Agreement, the Participant shall have no shareholder rights with respect to the shares of Common Stock subject to the RSU, including any voting and dividend rights, until actual shares of Common Stock are issued upon settlement of such RSU Award.  However, the Committee may designate that the unvested portion of an RSU Award is eligible for dividend credits, in which case such dividend credits shall be paid when such underlying shares of Common Stock subject to the RSU Award are issued to the Participant.

ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN AND PLAN AWARDS

9.1Amendment and Termination By the Board.  Subject to Section 9.2 below, the Board shall have the power at any time to add to, amend, modify or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or any of its provisions for any period or to terminate the Plan in whole or in part.  In the event of any such action, to the extent it determines necessary to administer the Plan, the Committee shall prepare written procedures which, when approved by the Board, shall govern the administration of the Plan resulting from such addition, amendment, modification, repeal, suspension or termination. No Award Agreement may be amended to reprice or constructively reprice any Award.

9.2Restrictions on Amendment and Termination.  Notwithstanding the provisions of Section 9.1 above, the following restrictions shall apply to the Board’s authority under Section 9.1 above:

(a)

Prohibition Against Adverse Effects on Outstanding Awards.  No addition, amendment, modification, repeal, suspension or termination shall adversely affect, in any way, the rights of a Participant who has an outstanding Award without the consent of such Participant.  The Committee shall not amend any Award Agreement that it previously has authorized under the Plan that adversely affects the Participant’s rights or benefits under an Award without the written (or electronic) consent of the Participant holding such Award.

(b)

Shareholder Approval Required for Certain Modifications.  No modification or amendment of the Plan may be made without the prior approval of the shareholders of the Company if (1) such modification or amendment would cause the applicable portions of the Plan to fail to qualify as an ISO plan pursuant to Code Section 422, (2) such modification or amendment would materially increase the benefits accruing to Participants under the Plan, (3) such modification or amendment would materially increase the number of securities which may be issued under the Plan, (4) such modification or amendment would materially modify the requirements as to eligibility for participation in the Plan or (5) such approval is necessary with respect to tax, securities or other applicable laws or the applicable rules or regulations of any stock exchange or the NASDAQ National Market System.  Clauses (2), (3) and (4) of the preceding sentence shall be interpreted in accordance with the provisions of paragraph (b)(2) of Rule 16b-3.  Shareholder approval shall be made by a majority of the votes cast at a duly held meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting, or by the written consent in lieu of a meeting of the holders of a majority of the outstanding voting stock or such greater number of shares of voting stock as may be required by the Company’s articles or certificate of incorporation and bylaws and by applicable law; provided, however, that for modifications described in clauses (2), (3) and (4) above, such shareholder approval, whether by vote or by written consent in lieu of a meeting, must be solicited substantially in accordance with the rules and regulations in effect under Section 14(a) of the Exchange Act as required by paragraph (b)(2) of Rule 16b-3.

ARTICLE X
PLAN OPERATION

10.1Beneficiary. Upon a Participant’s death, the Participant’s Beneficiary shall be determined as follows:

(a)

Designation of Beneficiary.  A Participant's Beneficiary shall be the person who is last designated in writing by the Participant as such Participant's Beneficiary hereunder.  A Participant shall designate his or her original Beneficiary in writing (on paper or electronically) on the form provided by the Committee.  Any subsequent modification of the Participant's Beneficiary shall be on the form provided by the Committee.  A designation of Beneficiary shall be effective when the properly completed form is received and accepted by the Committee (or its designee), as determined in the Committee's (or its delegate’s) sole discretion.

(b)

No Designated Beneficiary.  If no Beneficiary has been validly designated by a Participant, or the Beneficiary designated by the Participant is no longer living or in existence at the time of the Participant's death, then the Participant's Beneficiary shall be deemed to be the Participant's legal spouse under applicable state law, or if none, the Participant's estate.

(c)	Designation of Multiple Beneficiaries. A Participant may, consistent with subsection (a) above, designate more than one person as a Beneficiary if, for each such Beneficiary, the Participant also designates a percentage of the Participant's Award to be transferred to such Beneficiary upon the Participant's death.  Unless otherwise specified by the Participant, any designation by the Participant of multiple Beneficiaries shall be interpreted as a designation by the Participant that each such Beneficiary (to the extent such Beneficiary is alive or in existence as of the Participant's date of death) should be entitled to an equal percentage of the Participant's Award.  Each Beneficiary shall have complete and non-joint rights with respect to the portion of a Participant's Award to be transferred to such Beneficiary upon the Participant's death.

(d)

Contingent Beneficiaries.  A Participant may designate one or more contingent Beneficiaries to receive all or a portion of the Participant's Award in the event that all of the Participant's original Beneficiaries should predecease the Participant.  In the event that one or more original Beneficiaries predeceases the Participant, then the remaining original Beneficiaries specified above shall be entitled to the share of such deceased Beneficiary in direct proportion to their designated shares.

10.2Compliance with Other Laws and Regulations.

(a)

The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Common Stock may be issued or sold to the Participant exercising a Stock Option or SAR unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award.

(b)

In connection with the Securities Act, upon the exercise of any Option or SAR or the delivery of any shares of Common Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Common Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Participant or any other individual exercising a Stock Option may acquire such shares pursuant to an exemption from registration under the Securities Act.

(c)

The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act.  The Company shall not be obligated to take any affirmative action in order to cause the exercise of a Stock Option or the issuance of shares of Common Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that a Stock Option or SAR shall not be exercisable until the shares of Common Stock covered by such Stock Option or SAR are registered or are exempt from registration, the exercise of such Stock Option or SAR (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

(d)	The Company may require a Participant to submit evidence that the Participant is acquiring shares of Common Stock for investment purposes.

10.3Rule 16b-3.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the vesting, exercise and settlement thereof qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan.  In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

10.4Tax Withholding.  The Company and its Affiliates shall have the power and the right to deduct or withhold from amounts (including withholding any shares of Common Stock that otherwise would be issued on exercise or following the vesting of an Award) to the Participant by the Company or such Affiliate, or require a Participant to remit to the Company or such Affiliate as a condition of any Award, an amount (in cash or in kind, subject to the approval of the Company) sufficient to satisfy the minimum Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  Notwithstanding the above, in the case of Stock Options and SARs, such tax withholding shall be accomplished as set forth in Sections 6.7 and 7.7.

10.5Limitation of Implied Rights.  No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate.

10.6No Trust or Fund Created.  Neither a Participant nor any other person shall, by reason of the Plan or any Award, acquire any right in or title to any assets, funds or property, other than the Common Stock of the Company or an Affiliate, including, without limitation, any specific funds, assets, or other property which the Company or its Affiliates, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Common Stock underlying Awards granted under the Plan, unsecured by any assets of the Company or an Affiliate.  Nothing contained in the Plan shall constitute a guarantee that the assets of the Company or its Affiliates shall be sufficient to pay any benefits to any person.

10.7Nonexclusively of the Plan.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals).

10.8Conditions of Participation in the Plan.  When the Committee makes an Award, it may require a Participant to execute (on paper or electronically) an Award Agreement in a form specified by the Committee, agreeing to the terms and conditions of the Award and to such additional terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee may, in its sole discretion, prescribe.  If there is a conflict between any provision of an Award Agreement and the Plan, the Plan shall control.

10.9Notices; Evidence.  In order for a Participant or other individual to give notice or other communication to the Committee, the notice or other communication shall be in the form specified by the Committee and delivered to the location designated by the Committee in its sole discretion.  Anyone required to give evidence under the Plan may give such evidence by certificate, affidavit, document or other information which the person acting on the evidence considers pertinent, reliable and signed, made or presented (on paper or electronically) by the proper party or parties.

10.10Gender and Number.  Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

10.11Headings.  The headings in this Plan are for convenience of reference.  Headings are not a part of the Plan and shall not be considered in the construction hereof.

10.12Legal References.  Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

10.13No Rights to Perform Services.  Nothing contained in the Plan, or any modification thereof, shall be construed to give any individual any rights to perform services for the Company or any of its Affiliates.

10.14Unfunded Arrangement.  The Plan shall not be funded, and except for reserving a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any grant under the Plan.

10.15Clawback/Recovery.  Subject to Code Section 409A, all Awards granted under the Plan will be subject to clawback, recovery, or recoupment, as determined by the Committee in its sole discretion, including but not limited to a reacquisition right with respect to previously granted Restricted Stock or other cash or property, (a) as provided in the Company’s forfeiture policy implemented by the Company from time to time and applicable to all Officers and directors of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, (c) as provided in the applicable Award Agreement, and/or (d) to the extent that the Committee determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to the Company, or the Participant’s Separation from Service with the Company or its Affiliates is for Cause.  No recovery of compensation under this Section will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates.

10.16Code Section 409A.  Although the Company does not guarantee to a Participant any particular tax treatment of an Award, Awards are intended to comply with, or be exempt from, the requirements of Code Section 409A, to the extent it applies.  The Plan and each Award Agreement will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee.  In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant pursuant to or as a result of Code Section 409A or for any damages for failing to qualify for an exemption from, or comply with, Code Section 409A.  If the Participant is deemed on a Separation from Service to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), then with regard to any Award that is considered nonqualified deferred compensation under Code Section 409A payable on account of a Separation from Service, such Award shall be paid at the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such a Separation from Service of the Participant, and (B) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum and any remaining payments due under the Award shall be paid in accordance with the normal payment dates specified for them in the Plan or the applicable Award Agreement.

10.17International Awards.  The Committee may adopt special guidelines and provisions for Awards with respect to Participants who are employed or reside in any country other than the United States in order to comply with the applicable laws of such other country.

10.18Governing Law.  The Plan is governed by and shall be construed in accordance with the laws of the State of Alabama, without regard to any choice of law principles thereof or of any other jurisdiction.

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ADOPTED BY BOARD OF DIRECTORS

ON MARCH 6, 2020,

EFFECTIVE AS MAY 13, 2020